SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                February 21, 1998



                         Commission File Number 1-12992



                          NuMED HOME HEALTH CARE, INC.
        (Exact name of small business issuer as specified in its charter)


                STATE OF NEVADA                        34-1711764
        (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)            identification No.)


       5770 Roosevelt Blvd., Suite, 700, Clearwater, FL          34620
        (Address of principal executive offices)              (Zip Code)


         Issuer's telephone number, including area code: (813) 524-3227

   Item 1.   CHANGE IN CONTROL OF REGISTRANT

        On February 18, 1998: NuMED Home Health Care, Inc. ("NuMED") signed a definitive agreement to merge with Banyan Healthcare Services Inc., a Delaware corporation ("Banyan") whereby, subject to stockholder approval, NuMED shareholders shareholder approval, NuMED shareholders of record prior to the merger will participate in a recapitalization of the Company pursuant to which each existing share of the Company will be exchanged for 1/10 of one share of new common stock, 1/10 of one share of new preferred stock with a face amount of $10.00 per share, and a warrant to purchase 1/10 of one share of new common stock at $0.40 per 1/10 share. Additionally, following the recapitalization but prior to the merger with Banyan, NuMED will declare a dividend to holders of record of new common stock immediately prior to the merger in the form of $15.00 in cash per share of new common stock which will be paid following the closing of the merger. Banyan shareholders will receive one share of post-recapitalization and post-dividend NuMED common stock in exchange for each share of Banyan common stock. If Banyan shares trade at $6.00 per share for seven consecutive days, Banyan can compel exercise or redemption of the warrants. In effect, existing NuMED shareholders will hold approximately 4-7% of the common stock of the combined entity as well as their warrants and preferred stock. Banyan shareholders will hold between 93-96% of the common stock of the combined entity.

   ITEM 7.   FINANCIAL STATEMENT, PROFORMA FINANCIALS AND EXHIBITS

        Financial Statements
        (a) Banyan financials are being audited and will be filed as soon as available

        (b)  Pro Forma Financial Information
             It is impractical to provide the required pro forma financial information at the time of the filing of this report. The required pro forma financials will be filed within 60 days.

        (c)  Exhibits
             Definitive Agreement and Plan of Merger by and among NuMED Home Health Care, Inc. and Banyan Acquisition Corporation and Banyan Healthcare Services Inc. dated
        February 17, 1998.


                                    SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      NUMED HOME HEALTH CARE, INC.



        Date:  February 21, 1998      By:  /s/ Jugal K. Taneja
                                           Jugal K. Taneja
                                           Chairman & Chief Executive Officer